UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 23, 2009
Date of Report (Date of earliest event reported)

OHIO VALLEY BANC CORP.
(Exact name of registrant as specified in its charter)

Ohio
(State or other jurisdiction of incorporation)

0-20914	31-1359191
(Commission File Number)	(IRS Employer Identification No.)

420 Third Avenue, Gallipolis, Ohio	45631
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (740) 446-2631

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2009, the Boards of Directors of Ohio Valley Banc Corp. ("OVBC”) and The Ohio Valley Bank Company (the "Bank"), as part of their management succession planning, determined to make certain changes within management of OVBC and the Bank to be effective January 1, 2010.  Jeffrey E. Smith, who has been the President and Chief Executive Officer of OVBC and the Bank since 2000 and Chairman of the Executive Committee of each, will remain the Chief Executive Officer of both companies and will also become Chairman of the Board of both companies.  Mr. Smith will be replaced as President and Chairman of the Executive Committee of each of the companies by Thomas E. Wiseman, 51 years of age, who will also become the Chief Operating Officer of each of the two companies.

Mr. Wiseman has been a director of OVBC  and the Bank since 1992 and the Lead Director of OVBC and the Bank since the establishment of that position in 2005.  He is also a member of the Executive Committees of OVBC and the Bank.  In order to take over the responsibilities of President and Chief Operating Officer of OVBC and the Bank, as well as Chairman of the respective Executive Committees, Mr. Wiseman will be leaving his position as President of The Wiseman Agency, Inc. (the "Wiseman Agency"), a family owned and operated insurance agency located in Gallipolis, Ohio, a position he has held since 1980.

The material terms of Mr. Wiseman's compensation when he assumes his responsibilities as President and Chief Operating Officer and Chairman of the Executive Committees and continues to serve as a director include the following:

•	a base salary of $178,000 per year, subject to annual review and increase by the Boards of Directors.

•	a fee of $70,000 per year for service as the Chairman of the Executive Committees;

•	monthly directors' fees, currently $350 per month for directors who are also employees of the Bank, as well as the annual retainer payable to all directors, currently $14,700;

•
coverage by the Director Retirement Plan, eligibility to participate in the Director Deferred Compensation Plan or Executive Deferred Compensation Plan in an amount not to exceed $10,000 per year and awards for numbers of years of service on the Board of Directors; and

•
eligibility to participate in all bonus and benefit plans of the Bank available to all employees, including the bonus plan, Christmas gifts, the Profit Sharing Retirement Plan, the 401(k) plan, the Employee Stock Ownership Plan, the nonqualified Executive Deferred Compensation Plan subject to the limits stated above, awards for years of service to the Bank and group term life insurance, health insurance, short- and long-term disability insurance, flexible compensation/cafeteria plan and optional life insurance.

Information regarding the director and employee bonus, benefit and retirement plans is included in OVBC’s proxy statement for the 2009 annual meeting of shareholders, filed with the Securities and Exchange Commission on April 20, 2009, under the heading “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS.”  Such information is incorporated herein by reference.

Mr. Wiseman and the Wiseman Agency have banking transactions with the Bank in the ordinary course of the Bank's business.  All loans and other extensions of credit to, and deposits by, Mr. Wiseman and the Wiseman Agency were made and accepted in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not affiliated with the Bank.  Further, the loans did not involve more than the normal risk of collectability or present other unfavorable features, and all are performing in accordance with their terms.

OVBC and the Bank have engaged in certain transactions with the Wiseman Agency since January 1, 2008.  The Bank has paid insurance premiums to the Wiseman Agency. In addition, since the beginning of 2008, OVBC has had outstanding to the Wiseman Agency 18 promissory notes.  Of that total, 16 were merely renewals of the same loans as they repeatedly matured during 2008 and 2009,  with principal of $500,000 paid to the Wiseman Agency in 2008 and $730,000 paid in 2009.  The notes had terms ranging from one month to two months, so essentially the same two loans matured and were renewed several times during 2008 and 2009, with one loan in the amount of $500,000 being paid off in December 2008 and another loan in the amount of $730,000 being paid off in January 2009.  Principal paid to the Wiseman Agency since the beginning of 2008 was $1,230,000; interest was paid and new notes for the same principal amount were executed upon maturity of notes issued earlier.  The following table sets forth certain information regarding the notes issued by OVBC to the Wiseman Agency that were outstanding at any time since the beginning of 2008:

Largest Aggregate Outstanding                                Amount Outstanding                  Interest Paid
Balance Since 1/1/2008                                                at 11/17/2009                                 Since 1/1/2008                           Interest Rates

$1,230,000                                                                      $400,000                                          $40,349                                       2.00% to 3.95%

Section 8 – Other Events

Item 8.01.	Other Events	The information set forth in Item 5.02 of this Form 8-K and in Exhibit 99.1 is incorporated by reference in this Item 8.01

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(a)  Not applicable

(b)  Not applicable

(c)  Not applicable

(d)  Exhibits – The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release issued by Ohio Valley Banc Corp. on November 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.

Date:	November 23, 2009	By:	/s/ Jeffrey E. Smith
Jeffrey E. Smith President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Ohio Valley Banc Corp. on November 23, 2009.